EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Owen J. Onsum                                            January 29, 2010
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
                        (707) 678-3041

First Northern Community Bancorp – 4th Quarter Earnings Report
Capital Position and Growth in Deposits & Assets Remain Strong

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced financial results through the fourth quarter of 2009. The Company reported total assets at December 31, 2009 of $747.6 million, an increase of $76.8 million, or 11.4% compared to year-end 2008.  Total deposits at December 31, 2009 were $651.4 million, an increase of $66.7 million or 11.4% compared to December 31, 2008 results.  During that same period, total net loans (including loans held-for-sale) decreased $43.2 million, or 8.3%, to $476.0 million.

The Company also reported a year-to-date net loss as of December 31, 2009 of $1.85 million, or ($0.21) per diluted share, compared to a net loss of $1.37 million, or $(0.15) per diluted share earned in the same fiscal period last year.  Charge-offs in the amount of $13.0 million exceeded our annual provision for loan losses of $10.5 million.  In spite of this, our loan loss reserve remains a healthy 2.45% of total loans.

Net loss for the quarter ended December 31, 2009 was $2.86 million, or ($0.32) per diluted share, compared to net loss of $1.54 million, or ($0.17) per diluted share earned in the same fiscal period last year.

Commenting on the fourth quarter of 2009, Owen “John” Onsum, President and CEO said, “During 2009, we continued our aggressive analysis and assessment of our loan portfolio to identify possible weaknesses.  The impacts of the lingering recession on the business community and the high unemployment rate continue to adversely impact some of our borrowers.  While we make every effort to work within the parameters of our borrowers’ individual situations, we have taken a proactive approach to recognizing the problems in our loan portfolio.  Our loss was primarily centered in two large loan charge-offs in the fourth quarter, one agricultural and one commercial.  It’s important to mention that while the Company’s total loans are down $43 million for the year, First Northern continues to do its part to help the local economy recover.  In 2009, we originated over $195 million in new consumer and commercial loans, and originated and funded $178 million in residential home loans (the home loans have been sold to Freddie Mac, yet continue to be serviced by First Northern Bank).  The Company’s strong 15.5% risk-based capital ratio, excellent liquidity position, healthy loan loss reserve, and growing market share are all sound factors that will help First Northern to emerge successfully from this extended period of uncertainty. Our strong growth in core deposits during 2009 is a reflection of the confidence and trust our communities place in us.”
- More -

Next week, First Northern will celebrate 100 years in business.  The public is invited to share in the celebration by visiting any First Northern Bank branch the week of February 1 – 5, to enjoy cake and sparkling cider and pick-up a beautiful anniversary edition of its commemorative poster series.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has an SBA Loan Office and full service Trust Department in Sacramento.  First Northern Bank also offers 24/7 real estate mortgage loans and non-FDIC insured Investment and Brokerage Services at each branch location.  Real Estate Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

XXX